Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chairman & Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 554-5488
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS ANNOUNCES SHARE REPURCHASE PROGRAM

WEST PALM BEACH, FL, October 3, 2008 - Metropolitan Health Networks, Inc. (“Metropolitan”) (NYSE Alternext US:MDF) a provider of high quality, comprehensive healthcare services to patients in Florida, today announced that its board of directors has authorized the repurchase of up to 10 million shares of the company’s outstanding common stock.

“This repurchase program is a direct reflection of the fiscal health of Metropolitan,” commented Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc. “Over the course of the past 5 years we have demonstrated our ability to grow our business and generate significant capital. As such, we are confident that Metropolitan, with its strong balance sheet, can concurrently invest in growth programs that will be the key to our future success while taking steps to enhance returns and deliver financial performance for our shareholders.”

The number of shares to be repurchased and the timing of the purchases will be at the discretion of the company's management and will be influenced by a number of factors, including the then prevailing market price of the common stock of the company, other perceived opportunities that may become available to the company and regulatory requirements. “Current market conditions have made repurchase by Metropolitan of its common stock an attractive use of available funds at this time,” concluded Earley.

About Metropolitan Health Networks

Metropolitan is a growing healthcare organization that provides comprehensive healthcare services for Medicare Advantage members and other patients in Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

Cautionary Statement

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to meet our cost projections under various provider agreements with Humana; (ii) our failure to accurately estimate incurred but not reported medical benefits expense; (iii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (iv) future legislation and changes in governmental regulations; (v) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (vi) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

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